Exhibit F

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 29, 2011, in the Post-Effective Amendment No.2 to Registration Statement under Schedule B of the United States Securities Act of 1933 and related Prospectus of Korea Finance Corporation dated June 29, 2011.

/s/ Ernst & Young Han Young

Ernst & Young Han Young

Seoul, Korea

June 29, 2011